SUB-ITEM 77Q2

FEDERATED PREMIER INTERMEDIATE MUNICIPAL INCOME FUND ("FUND")


Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of any Forms 3, 4 and 5 and/or representations furnished to the Fund, each of John S.
Walsh, P. Jerome Richey, John T. Collins, Peter E. Madden,
Charles F. Mansfield, Lori A. Hensler, Peter J. Germain,
R.J. Gallo, Lee R. Cunningham II, Patricia L. Heagy, James
R. Crea, Jr., Mark Olson, Deborah Cunningham, Donald
Ellenberger and Andrew Bonnewell filed an Initial Statement of Beneficial Ownership of Securities on Form 3 after the required time period due to an administrative oversight.
Each Form 3 filing showed no ownership of Fund shares and each person has made no transactions in Fund shares since becoming a Section 16 reporting person.